EXHIBIT 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: November 10, 2011 at 9:00 a.m.

Information Analysis Inc. Reports Third Quarter Profitable Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2011. Revenues were $1,662,000 compared to $1,952,000 reported in the third quarter 2010. The information technology services company reported net income of $63,000, or $0.01 per share basic and diluted, compared to net income of $42,000 or $0.00 per share basic and diluted, in the third quarter 2010.

For the nine months ended September 30, 2011, IAI’s revenues were $4,707,000 compared to revenues of $5,655,000 for the same period in 2010. The Company reported net income of $101,000 or $0.01 per share basic and diluted, compared to net income of $225,000, or $0.02 per share basic and diluted, reported for the comparable 2010 period.

“There continues to be an increase in opportunities for the modernization business, and we have been aggressively pursuing these opportunities. We have been awarded a number of new contracts in the past few months worth in excess of 2.5 million dollars. These contracts are expected to improve our profitability over the next 12 months,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2010 and in other filings with the Securities and Exchange Commission.

Information Analysis Reports Third Quarter Results
November 10, 2011

Information Analysis Incorporated
Statements of Operations

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2011	2010

Revenue:
Professional fees	$1,329	$1,293
Software sales	333	659
Total revenue	1,662	1,952
Cost of goods sold and services provided:
Cost of professional fees	702	723
Cost of software sales	278	593
Total cost of sales	980	1,316
Gross margin	682	636
Selling, general and administrative expense	621	596
Income from operations	61	40
Other income, net	2	2
Income before income taxes	63	42
Provision for income taxes	--	--
Net income	$63	$42
Earnings per common share:
Basic	$0.01	$0.00
Diluted	$0.01	$0.00
Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,233,313	11,224,521

Information Analysis Reports Third Quarter Results
November 10, 2011

Information Analysis Incorporated
Statements of Operations

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2011	2010
Revenue:
Professional fees	$3,581	$3,921
Software sales	1,126	1,734
Total revenue	4,707	5,655
Cost of goods sold and services provided:
Cost of professional fees	1,987	2,178
Cost of software sales	920	1,475
Total cost of sales	2,907	3,653
Gross margin	1,800	2,002
Selling, general and administrative expense	1,705	1,784
Income from operations	95	218
Other income, net	6	7
Income before income taxes	101	225
Provision for income taxes	--	--
Net income	$101	$225
Earnings per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02
Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,220,295	11,216,853

Information Analysis Reports Third Quarter Results
November 10, 2011

Information Analysis Incorporated
Balance Sheets

	As of	As of
	September 30, 2011	December 31, 2010
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,947	$1,968
Accounts receivable, net	1,746	772
Prepaid expenses	756	571
Note receivable	6	6
Total current assets	4,455	3,317
Fixed assets, net	30	36
Note receivable	6	11
Other assets	6	6
Total assets	$4,497	$3,370
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$781	$77
Deferred revenues	827	653
Commissions payable	583	447
Accrued payroll and related liabilities	243	245
Other accrued liabilities	76	69
Total current liabilities	2,510	1,491
Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,573	14,567
Accumulated deficit	(11,784)	(11,886)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,987	1,880
Total liabilities and stockholders' equity	$4,497	$3,370